Exhibit 99.1

October 31, 2011
FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley
Hennessy Advisors, Inc.
7250 Redwood Blvd., Suite 200
Novato, CA 94945
Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. Announces Quarterly Dividend

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA) The Board of Directors of Hennessy Advisors, Inc. today announced a quarterly cash dividend of $0.025 per share. The dividend will be paid on December 8, 2011 to shareholders of record as of November 15, 2011.  This payment brings the total dividend payments for the 2011 calendar year to $0.10 per share, an 11% increase from the last annual dividend of $0.09 paid in November, 2010.

“We feel very good about continuing to pay such a strong dividend to our shareholders. The current dividend yield of 3.30% on Hennessy Advisors stock is actually higher than that paid on the entire Dow Jones Industrial Average and better than the current 30-year U.S. Treasury bill,” said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. “Like many companies with a strong cash position we raised our dividend last year, and we will continue to seek out ways to reward our long-term shareholders,” he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.